EXHIBIT 99A.5
SELECTED CONSOLIDATED DATA                              U S WEST, INC.
(UNAUDITED)

                        As of and for the        As of and for the
                         Quarter Ended           Nine Months Ended
                         September 30,       %    September 30,    %
                         1999     1998    Change  1999    1998  Change
---------------------- -------- -------   ------ ------- ------ -------

Access lines
 (thousands):
 Business               5,008    4,903     2.1
 Consumer              11,904   11,505     3.5
                      -------- --------
Total access lines     16,912   16,408     3.1
                      ======== ========
Billed access minutes
   of use (millions):
 Interstate            15,487   14,707     5.3   46,207   43,868     5.3
 Intrastate             3,270    3,107     5.2    9,625    9,206     4.6
                      -------- --------        --------- --------
Total minutes of use   18,757   17,814     5.3   55,832   53,074     5.2
                      ======== ========        ========= ========
Wireless/PCS:
 Revenues(millions)      $ 69     $ 25   176.0     $166      $50   232.0
 Subscribers(thousands)   344      104   230.8
 ARPU (Dollars)          $ 58     $ 46    26.1
 Wtd Avg Penetration      2.6%     1.6%   62.5


Data Revenues(millions):
 Frame Relay            $45.6    $34.1    33.7     $126.9  $95.0    33.6
 Private Line
  LAN Interconnect       36.1     31.0    16.5      105.7   90.5    16.8
 ISDN                    62.8     36.8    70.7      174.7  103.5    68.8
 USW.Net/Megabit(DSL)    19.7      4.7   319.1       48.9    7.1   588.7
 Other !NTERPRISE        56.7     33.4    69.8      139.7   80.9    72.7
                      -------- --------          --------- --------
 Subtotal !NTERPRISE    220.9    140.0    57.8      595.9  377.0    58.1
 Other Special Access
 & Private Line         222.4    192.4    15.6      640.3  556.2    15.1
                     --------  --------          --------- --------
Total Data Revenues   $ 443.3  $ 332.4    33.4   $1,236.2 $933.2    32.5
                     ========  ========          ========= ========
Total Special Access
and Private Line (#1) $ 304.1  $ 257.5    18.1   $  872.9 $741.7    17.7
                     ========  ========          ========= ========
Additional Data Stats:
 XDSL Equipped
  Central Offices (C.O.)  237     N.A.
 Subscribers per XDSL
  Equipped C.O.'s         338     N.A.

Employees:
 U S WEST, Inc.        56,634   53,758     5.3
 Telephone
  operations only      47,758   45,654     4.6
Telephone empl per
 10,000 access lines     28.2     27.8     1.4

Dividends per
 common share          $0.535   $0.535     0.0   $1.820   $1.605  13.4
Common shares
 outstanding(millions)  505.0    502.1     0.6
Capital expend
  (millions)           $1,051     $589    78.4   $2,819   $1,920  46.8
EBITDA (millions)(#2)   1,465    1,357     8.0    4,288    3,923   9.3
EBITDA margin            44.2%    43.6%    1.4     43.9%    42.8%  2.6
Debt-to-capital
 ratio (#3)              60.2%    56.0%    7.5

<F1>
# 1: Includes Frame Relay, Private Line LAN Interconnect and Other Special Access and Private Line revenues.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA).
<F3>
# 3: Telephone operations only.
<F4>
N.A. = Not Available